FOR IMMEDIATE RELEASE
May 13, 2008
CONTACT: Eric Amig
(212) 441-6807

MICHAEL HORN ELECTED CHAIRMAN OF THE
FEDERAL HOME LOAN BANK OF NEW YORK

New York, New York – The Federal Home Loan Bank of New York (“FHLBNY”) has announced that the Board of Directors voted today to elect Director Michael M. Horn to serve as Board Chair until December 31, 2009. Mr. Horn is replacing former Chair David W. Lindstrom, who resigned from the Board on May 7, 2008.

Mr. Horn was most recently appointed to serve as a Public Interest Director on the Board of the FHLBNY by the Federal Housing Finance Board in 2007. He previously served on the Board from 1988 to 1999 and again from 2002 to 2004.

Mr. Horn has been a partner since 1990 in the Newark, New Jersey, office of McCarter & English, LLP, a law firm with 400 lawyers in seven states. He was Commissioner of Banking for the State of New Jersey from 1982 to 1984 and was State Treasurer from 1984 to 1986. He received the “Outstanding Service to State Government Award” from the National Governors Association in 1985. Mr. Horn is a Board Member of the Community Foundation of New Jersey, serves as Counsel for the New Jersey League of Community Bankers, and is Bank Regulatory Committee Chair of the Banking Section of the New Jersey Bar Association.

The Federal Home Loan Bank of New York is a $109 billion, AAA-rated, Congressionally-chartered wholesale bank. It is part of the FHLBank System, a national wholesale banking network of 12 regional, stockholder-owned banks. The FHLBNY serves 293 community lenders in New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands. The mission of the FHLBNY is to advance housing opportunity and local community development by maximizing the capacity of community-based member lenders to serve their markets.

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